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                                                                    EXHIBIT 10.4

                              EMPLOYMENT AGREEMENT

      This Agreement, dated as of September 30, 2003, is by and between SeaBright Insurance Company f/k/a Kemper Employers Insurance Company, an Illinois domiciled insurance company ("Employer"), and Richard Seelinger ("Executive"). On the date of this Agreement, all of the outstanding shares of capital stock of Employer are being sold to SeaBright Insurance Holdings, Inc., a Delaware corporation ("Holdings").

1. PERIOD OF EMPLOYMENT. Employer shall employ Executive to render services to Employer in the position and with the duties and responsibilities described in
Section 2 for the period (the "Period of Employment") commencing on the date of this Agreement and ending on the date upon which the Period of Employment is terminated in accordance with Section 4.

2. POSITION AND RESPONSIBILITIES.

      (a) Position. Executive accepts employment with Employer as Senior Vice President of Claims and shall perform all services appropriate to that position, as well as such other services as may be assigned by Employer. Executive shall devote his best efforts and full-time attention to the performance of his duties. Executive shall be subject to the direction of Employer, which shall retain full control of the means and methods by which he performs the above services and of the place(s) at which all services are rendered. Executive shall be expected to travel if necessary or advisable in order to meet the obligations of his position.

      (b) Other Activity. Except upon the prior written consent of Employer, Executive (during the Period of Employment) shall not (i) accept any other employment; or (ii) engage, directly or indirectly, in any other business, commercial, or professional activity (whether or not pursued for pecuniary advantage) that is competitive with Employer, creates a conflict of interest with Employer, or otherwise interferes with the business of Employer or any Affiliate (and shall immediately cease any such ongoing activity that becomes so competitive, begins to create such a conflict or begins to interfere with the business of Employer or any Affiliate). An "Affiliate" shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Employer (but, for the avoidance of doubt, the term "Affiliate" as used herein shall specifically exclude any so-called "portfolio companies" of Summit Partners, L.P. other than Holdings and its direct and indirect subsidiaries (including, without limitation, Employer)).

3. COMPENSATION AND BENEFITS.

      (a) Salary. In consideration of the services to be rendered under this Agreement, Employer shall pay Executive $187,113 per year ("Base Salary"), payable in regular installments in accordance with Employer's general payroll policies for salaried employees, in effect from time to time. All compensation and comparable payments to be paid to Executive under this Agreement shall be less all applicable withholdings required by law. Executive's Base Salary will be reviewed for market and performance adjustments within thirty (30) days of the beginning of each calendar year during the Period of Employment by Employer's Board of Directors (the "Board") and may be adjusted after such review in the Board's sole discretion.

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      (b) Bonus. Executive will be eligible to receive an annual bonus in a target amount equal to 40% of his Base Salary for each calendar year during the Period of Employment based upon achievement by Executive and achievement by Employer of performance criteria and other goals established by the Board (after consultation with Employee) on an annual basis prior to the commencement of each calendar year or as soon as reasonably practicable thereafter, except that the performance criteria and other goals for the calendar year ending December 2003 shall be established within 45 days following the date hereof and the bonus payable in respect of calendar year 2003 shall be prorated based on the number of days between the Effective Date and December 31, 2003. The bonus payable in respect of any given year during the Period of Employment shall be paid within 30 days following the delivery of Employer's annual audited statutory financial statements for such year. Executive must be employed by Employer on the last day of the calendar year for which any bonus relates in order to receive any such bonus hereunder. The target amount of Executive's bonus as set forth above will be reviewed for market and performance adjustments within thirty (30) days of the beginning of each calendar year during the Period of Employment by the Board and may be adjusted after such review in the Board's sole discretion.

      (c) Benefits. Executive shall be entitled to vacation leave in accordance with Employer's standard policies for salaried employees, in effect from time to time. As Executive becomes eligible, he shall have the right to participate in and to receive benefits from all present and future benefit plans specified in Employer's policies and generally made available to salaried employees of Employer from time to time. The amount and extent of benefits to which Executive is entitled shall be governed by the specific benefit plan, as amended. Executive also shall be entitled to any benefits or compensation tied to termination as described in Section 4. Employer reserves the ability, in its sole discretion, to adjust benefits provided to Executive in connection with the adjustment of benefits to salaried employees. No statement concerning benefits or compensation to which Executive is entitled shall alter in any way the term of this Agreement, any renewal thereof, or its termination.

      (d) Expenses. Employer shall reimburse Executive for reasonable travel and other business expenses incurred by Executive in the performance of his duties, subject to reasonable documentation thereof and in accordance with Employer's policies in effect from time to time.

      (e) Stock Options. On the Effective Date, Employer will arrange for the grant to Executive of granted incentive stock options to acquire 2,537.50 shares of Common Stock, par value $.01 per share ("Common Stock"), of Holdings, at an exercise price equal to $100.00 per share, on the terms and conditions set forth in a Stock Option Grant Agreement, in form and substance as set forth in Exhibit C attached hereto, and the 2003 SeaBright Insurance Holdings, Inc. Stock Option Plan.

      (f) Withholding. Any and all payments made pursuant to this Agreement shall be subject to all withholding required in accordance with applicable federal, state or local law.

4. TERMINATION OF EMPLOYMENT.

      (a) By Employer Without Cause. At any time, Employer may terminate Executive without Cause (as defined below), effective as of the date specified in a written notice from

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Employer to Executive. Employer may discipline or demote Executive with or without Cause and with or without prior notice. Employer may discipline, demote, or dismiss Executive as provided in this Section 4 notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of Employer relating to the employment, discipline, or termination of its employees. If Executive's employment with Employer is terminated by Employer without Cause, Executive shall be entitled to continue to receive his Base Salary payable in regular installments as special severance payments from the date of termination for a period of twelve (12) months thereafter, or until Executive obtains other employment (but with it being understood that Executive shall be under no duty to seek alternative employment during the Severance Period), whichever first occurs (the "Severance Period"), if and only if Executive has executed and delivered to Employer the General Release substantially in form and substance as set forth in Exhibit A attached hereto and only so long as Executive has not revoked or breached the provisions of the General Release or breached the provisions of this Agreement or any Ancillary Agreement (as defined below) and does not apply for unemployment compensation chargeable to Employer during the Severance Period, and Executive shall not be entitled to any other salary, compensation or benefits after termination of the Period of Employment, except as specifically provided for in Employer's employee benefit plans or as otherwise expressly required by applicable law (such as COBRA). Notwithstanding anything to the contrary contained in this Section 4(a), in the event Executive breaches the provisions of this Agreement or any Ancillary Agreement, the severance amounts payable by Employer under this
Section 4(a) shall not terminate unless and until more than ten (10) days have elapsed from and after the date written notice of such breach has been delivered to Executive without such breach having been cured during such 10-day period.

      (b) By Employer For Cause. At any time, and without prior notice (except as otherwise provided in the definition of Cause set forth below), Employer may terminate Executive for Cause. Employer shall pay Executive all compensation then due and owing; thereafter, all of Employer's obligations under this Agreement shall cease. Termination shall be for "Cause" if Executive: (i) is continuously inattentive to his lawful duties after at least one written notice has been provided to Executive and Executive has failed to cure the same within a 30-day period thereafter; (ii) reports to work under the influence of alcohol or illegal drugs, or uses illegal drugs (whether or not at the workplace) or engages in other conduct causing the Employer substantial public disgrace or disrepute or economic harm; (iii) breaches his duty of loyalty to Employer or engages in any acts of dishonesty or fraud with respect to Employer or any of its business relations; (iv) is convicted of a felony or any crime involving dishonesty, breach of trust, or physical or emotional harm to any person (or enters a plea of guilty or nolo contendere with respect thereto); (v) breaches any material term of this Agreement or any other agreement between Executive and Employer or any of its Affiliates and such breach (if capable of cure) is not cured within thirty (30) days following written notice thereof from Employer or
(vi) is terminated for substandard performance. For purposes of this Agreement, "substandard performance" shall be determined by a majority of the Board as provided herein. The Board shall give Executive written notice of the Board's concern over Executive's performance, and Executive shall have thirty (30) days to prepare for a meeting with the Board, at which time Executive may present any information on market competitive conditions and any other factors bearing on his and Employer's performance. After consideration of these and such other factors as the Board may deem relevant, if a majority of the Board determines in good faith that Employer's future performance would be best served by a change in management, the Board may

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terminate Executive's employment for "substandard performance" following the expiration of such 30-day period.

      (c) Voluntary Termination By Executive. At any time, Executive may terminate his employment for any reason, with or without cause, by providing Employer at least thirty (30) days' advance written notice. Employer shall have the option, in its complete discretion, to make Executive's termination effective at any time prior to the end of such notice period. On the date of such termination, Employer shall pay Executive all compensation then due and owing through such date; and, thereafter, all of Employer's obligations under this Agreement shall cease.

      (d) Termination Upon Death or Permanent Disability. Executive's employment with Employer shall also terminate upon Executive's death or permanent mental or physical disability or other incapacity (as determined by the Board in its good faith judgment). Upon any such termination, Employer shall pay Executive (or Executive's estate or legal representative or guardian) all compensation then due and owing; thereafter, all of Employer's obligations under this Agreement shall cease.

      (e) Termination of Compensation. Except as otherwise expressly provided herein, all of Executive's rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Period of Employment shall cease upon such termination or expiration, other than those expressly required under applicable law (such as COBRA).

      (f) Termination Obligations.

            (i) Executive agrees that all property, including, without limitation, all equipment, tangible Proprietary Information (as defined below), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by Executive in the course of or incident to his employment, belongs to Employer and shall be returned promptly to Employer upon termination of the Period of Employment.

            (ii) All employee and other benefits to which Executive is otherwise entitled shall cease upon Executive's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of Employer.

            (iii) Upon termination of the Period of Employment, Executive shall be deemed to have resigned from all offices and directorships then held with Employer or any Affiliate.

            (iv) The representations and warranties contained in this Agreement and Executive's obligations under this Section 4(g) shall survive the termination of the Period of Employment and the expiration of this Agreement.

      (g) For sixty (60) days following any termination of the Period of Employment, Executive shall cooperate in a reasonable manner with Employer in all matters relating to the winding up of pending work on behalf of Employer and the orderly transfer of work to other

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employees of Employer. At all times following any termination of the Period of
Employment, Executive shall also cooperate in the defense of any action brought by any third party against Employer that relates in any way to Executive's acts or omissions while employed by Employer; provided that Employer shall reimburse Executive for his reasonable out-of-pocket expenses after being provided with reasonable documentation of such expenses.

5. NONCOMPETITION. Executive acknowledges and agrees with Employer that Executive's services to Employer are unique in nature and that Employer would be irreparably damaged if Executive were to provide similar services to any person or entity competing with Employer or engaged in a similar business. Executive accordingly covenants and agrees with Employer that during the period commencing with the Effective Date and ending on the twelfth (12) month following the date of the termination of Executive's employment with Employer (the "Noncompetition Period"), Executive shall not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, participate in any business (including, without limitation, any division, group or franchise of a larger organization) anywhere in the world which engages or which proposes to engage in the promotion, service, underwriting, issuance or sale of insurance policies providing United States Longshoremen and Harbor Workers coverage or other coverage under the Jones Act or related workers compensation or similar insurance or reinsurance or any alternative dispute resolution insurance or of any other business hereafter conducted by Employer or its Affiliates prior to Executive's termination (collectively, the "USL&H Business"). For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, joint venture or other entity, whether as a sole proprietor, owner, stockholder, partner, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual, corporation, partnership, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Without limiting the generality of the foregoing, Executive agrees that during the Noncompetition Period he will not, directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, form or acquire any insurance company licensed to write or service USL&H Business. If, at the time of enforcement of this Section 5, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. In the event of an alleged breach or violation by Executive of this Section 5, the Non-Competition Period shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in this Section 5 are reasonable and that Executive has received adequate and valuable consideration in exchange therefor.

6. NONSOLICITATION. Executive acknowledges that he is familiar with the trade secrets of Employer and its Affiliates and with other proprietary information concerning Employer and its Affiliates, including, without limitation, all (a) inventions, technology and research and development of Employer and its Affiliates, (b) customers and suppliers and customer and supplier lists of Employer and its Affiliates, (c) products and services of Employer and its Affiliates (including, without limitation, those under development) and related costs and pricing structures, (d) accounting and business methods and practices of Employer and its Affiliates and

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(e) similar and related proprietary information of Employer and its Affiliates.
Executive further acknowledges that his services have been and shall be of special, unique and extraordinary value to Employer, that Executive has been substantially responsible for the growth and development of Employer and the creation and preservation of Employer's goodwill. During the period commencing with the Effective Date and ending twelve (12) months after the date of termination of Executive's employment with Employer (the "Restriction Period"), Executive shall not (i) induce or attempt to induce any employee of Employer or any of its Affiliates to leave the employ of Employer or such Affiliate, or in any way interfere with the relationship between Employer or any of its Affiliates and any employee thereof, (ii) hire directly or through another entity any person who was an employee of Employer or any of its Affiliates at any time during the Restriction Period, or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of Employer or any of its Affiliates in order to induce or attempt to induce such person or entity to cease doing business with Employer or any such Affiliate or in any way materially interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and Employer or any of its Affiliates (including, without limitation, making any negative statements or communications concerning Employer or any of its Affiliates), or enter into any transaction, contract or arrangement with any such customer, supplier, licensee, licensor or business relation relating, directly or indirectly, to the USL&H Business.

7. NONDISCLOSURE AND NONUSE OF PROPRIETARY INFORMATION.

      (a) Executive shall not disclose or use at any time, either during his employment with Employer or thereafter, any Proprietary Information (as defined below) of which Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by Executive's performance of duties assigned to Executive by Employer. Executive shall take all appropriate steps to safeguard Proprietary Information and to protect it against disclosure, misuse, espionage, loss and theft. The foregoing shall not, however, prohibit disclosure by Executive of Proprietary Information that has been published in a form generally available to the public prior to the date Executive proposes to disclose such information. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

      (b) As used in this Agreement, the term "Proprietary Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that relates to or results from the business, historical or projected financial results, products, services or research or development of Employer or its Affiliates or their respective suppliers, distributors, customers, independent contractors or other business relations. Proprietary Information includes, but is not limited to, the following: (i) internal business information (including, without limitation, historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, Employer's and its Affiliates' suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) trade secrets, technology, know-how,

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compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, flow charts, documentation, models, data and data bases relating thereto; (iv) computer software, including, without limitation, operating systems, applications and program listings; (v) inventions, innovations, ideas, devices, improvements, developments, methods, processes, designs, analyses, drawings, photographs, reports and all similar or related information (whether or not patentable and whether or not reduced to practice);
(vi) copyrightable works; (vii) intellectual property of every kind and description; and (viii) all similar and related information in whatever form.

8. EMPLOYER'S OWNERSHIP OF INTELLECTUAL PROPERTY.

      (a) In the event that Executive during the term of his employment by Employer generates, authors, conceives, develops, acquires, makes, reduces to practice or contributes to any idea, discovery, trade secret, invention, innovation, improvement, development, method of doing business, process, program, design, analysis, drawing, report, data, software, firmware, logo, device, method, product or any similar or related information (whether or not patentable or reduced to practice or comprising Proprietary Information), any copyrightable work (whether or not comprising Proprietary Information) or any other form of Proprietary Information (collectively, "Intellectual Property"), Executive acknowledges that such Intellectual Property is and shall be the exclusive property of Employer. Any copyrightable work prepared in whole or in part by Executive shall to be deemed "a work made for hire" to the maximum extent permitted under Section 201(b) of the 1976 Copyright Act as amended, and Employer shall own all of the rights comprised in the copyright therein. Without limiting the generality of the foregoing, Executive hereby assigns his entire right, title and interest in and to all Intellectual Property to Employer. Executive shall promptly and fully disclose all Intellectual Property to Employer and shall cooperate with Employer to protect Employer's interests in and rights to such Intellectual Property (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all documents as reasonably requested by Employer, whether such requests occur prior to or after termination of Executive's employment with Employer).

      (b) Notwithstanding the foregoing, however, Employer shall not own and Executive shall have no obligation to assign to Employer any invention otherwise falling within the definition of Intellectual Property for which no equipment, supplies, facility, or trade secret information of Employer was used and that was developed entirely on Executive's own time, unless: (i) such Intellectual Property relates (A) to Employer's business or (B) to their actual or demonstrably anticipated research or development, or (ii) the Intellectual Property results from any work performed by him for them under this Agreement. Executive has identified and described in detail on an attachment hereto initialed by each of the undersigned party's or their authorized representatives, all Intellectual Property that is or was owned by him or was written, discovered, made, conceived or first reduced to practice by him alone or jointly with another person prior to his employment under this Agreement. If no such Intellectual Property is listed, Executive represents to Employer that he does not now nor has he ever owned, nor has he made, any such Intellectual Property.

9. ARBITRATION.

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      (a) Arbitrable Claims. To the fullest extent permitted by law, all disputes between Executive (and his attorneys, successors, and assigns) and Employer (and its Affiliates, shareholders, directors, officers, employees, agents, successors, attorneys, and assigns) of any kind whatsoever, including, without limitation, all disputes relating in any manner to the employment or termination of Executive, and all disputes arising under this Agreement ("Arbitrable Claims") shall be resolved by arbitration. All persons and entities specified in the preceding sentence (other than Employer and Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all claims based on any federal, state, or local law, statute, or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include (to the fullest extent permitted by law) any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Rev. Code of Washington Sections 49.45.010 et. seq. and 49.60.010 et.seq., as well as any claims asserting wrongful termination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, defamation, invasion of privacy, and claims related to disability.

      (b) Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief pursuant to chapter 7.40 of the Revised Code of Washington. All arbitration hearings under this Agreement shall be conducted in Los Angeles County. The decision of the arbitrator shall be in writing and shall include a statement of the essential conclusions and findings upon which the decision is based. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING WITHOUT LIMITATION ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE.

      (c) Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have only such authority to award equitable relief, damages, costs, and fees as a court would have for the particular claim(s) asserted. The fees of the arbitrator shall be paid by the

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non-prevailing party. If the allocation of responsibility for payment of the arbitrator's fees would render the obligation to arbitrate unenforceable, the parties authorize the arbitrator to modify the allocation as necessary to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable.

      (d) Confidentiality. All proceedings and all documents prepared in connection with any Arbitrable Claim shall be confidential and, unless otherwise required by law, the subject matter thereof shall not be disclosed to any person other than the parties to the proceedings, their counsel, witnesses and experts, the arbitrator, and, if involved, the court and court staff. All documents filed with the arbitrator or with a court shall be filed under seal. The parties shall stipulate to all arbitration and court orders necessary to effectuate fully the provisions of this subsection concerning confidentiality.

      (e) Continuing Obligations. The rights and obligations of Executive and Employer set forth in this Section 9 shall survive the termination of Executive's employment and the expiration of this Agreement.

10. EXECUTIVE'S REPRESENTATIONS. Executive hereby represents and warrants to Employer that (i) the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by Employer, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

11. WAIVER AND RELEASE; OTHER AGREEMENTS. On the date of this Agreement, Executive shall, in further consideration of the covenants and agreements of Employer hereunder, execute and deliver to Employer (i) a Waiver and Release in form and substance substantially the same as the waiver and release contemplated by Section 8.8 of the Purchase Agreement, (ii) a counterpart to the Stockholders Agreement, in form and substance as set forth in Exhibit B attached hereto, to be entered into by and among Holdings and all of its stockholders, (iii) a counterpart to the Stock Option Grant Agreement, in form and substance as set forth in Exhibit C attached hereto, to be entered into by and among Holdings and all of its stockholders, and (iv) an Executive Stock Agreement, in form and substance as set forth in Exhibit D attached hereto. The Waiver and Release, the Stockholders Agreement, the Stock Option Grant Agreement and the Executive Stock Agreement referred to in the foregoing sentence shall be referred to herein collectively as the "Ancillary Agreements" and individually as an "Ancillary Agreement".

12. NOTICES. Any notice or other communication under this Agreement must be in writing and shall be effective upon delivery by hand, or three (3) business days after deposit in the United States mail, postage prepaid, certified or registered, and addressed to Employer or to Executive at the corresponding address below. Executive shall be obligated to notify Employer in writing of any change in his address. Notice of change of address shall be effective only when done in accordance with this Section.

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Employer's Notice Address:

SeaBright Insurance Company f/k/a
Kemper Employers Insurance Company
2101 4th Avenue, Suite 1600
Seattle, WA 98121
Attn: President
Telecopy: (206) 448-4442

with a copy to:

Summit Partners, L.P.
499 Hamilton Avenue
Palo Alto, California 94301
Attn: Peter Y. Chung
      J. Scott Carter
Telecopy: (650) 321-1188

Kirkland & Ellis LLP
200 East Randolph
Chicago, IL 60601
Attn: Ted H. Zook, P.C.
      Stephen D. Oetgen
Telecopy: (312) 861-2200

Executive's Notice Address:

Mr. Richard W. Seelinger
27214 S.E. 27th St.
Sammamish, WA 98075

13. ACTION BY EMPLOYER. All actions required or permitted to be taken under this Agreement by Employer, including, without limitation, exercise of discretion, consents, waivers, and amendments to this Agreement, shall be made and authorized only by a designee of Summit Partners, L.P. or by its representative specifically authorized in writing to fulfill these obligations under this Agreement.

14. INTEGRATION. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive's employment by Employer. This Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Executive, and it may not be contradicted by evidence of any prior or contemporaneous statements or agreements. To the extent that the practices, policies, or procedures of Employer, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control.

15. AMENDMENTS; WAIVERS. This Agreement may not be amended except by an instrument in writing, signed by each of the parties. No failure to exercise and no delay in

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exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

16. ASSIGNMENT; SUCCESSORS AND ASSIGNS. Executive agrees that he will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Nothing in this Agreement shall prevent the consolidation of Employer with, or its merger into, any other entity, or the sale by Employer of all or substantially all of its assets, or the assignment by Employer of any rights or obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors, and permitted assigns, and shall not benefit any person or entity other than those specifically enumerated in this Agreement

17. SEVERABILITY. If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

18. ATTORNEYS' FEES. In any legal action, arbitration, or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

19. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the law of the State of Washington.

20. INTERPRETATION. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in this Agreement. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

21. EMPLOYEE ACKNOWLEDGMENT. Executive acknowledges that he has had the opportunity to consult legal counsel in regard to this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations or promises other than those contained in this Agreement.

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      The parties have duly executed this Agreement as of the date first written above.

                                /s/ Richard Seelinger
                                -----------------------------------------
                                RICHARD SEELINGER

                                SEABRIGHT INSURANCE COMPANY f/k/a
                                KEMPER EMPLOYERS INSURANCE COMPANY

                                /s/ John Pasqualetto
                                -----------------------------------------
                                By:  John Pasqualetto
                                Its: President